Exhibit 3.77
ARTICLES OF INCORPORATION
Honorable Rebecca McDowell Cook
Secretary of State
State of Missouri
Jefferson City, Missouri 65101
     The undersigned, being a natural person of the age of eighteen (18) years or more, for the purpose of forming a corporation under the General and Business Corporation Act of Missouri, do hereby adopt the following Articles of Incorporation.
ARTICLE I.
     The name of the corporation is Individualized Supported Living, Inc.
ARTICLE II.
     The address, including street and number of the corporation’s initial registered office in this state, is 308 W, Jackson, Bolivar, Missouri, 65613, and the name of its initial registered agent at such address is Frank Follis.
ARTICLE III.
     The aggregate number of shares which the corporation shall have the authority to issue shall be 30,000, shares of common stock, all of such shares to have a par value of $1.00 each. Said shares shall not have any preferences, qualifications, limitations, restrictions or special rights.
ARTICLE IV.
     The pre-emptive rights of shareholders are not limited.
ARTICLE V.
The name and address of the incorporator of the corporation is Frank Follis, 308 W. Jackson, Bolivar, Missouri.
ARTICLE VI.
     The number of directors to constitute the first Board of Directors is four. Thereafter, the number of directors shall be fixed by, or in the manner provided in the By-Laws. Any changes in number will be reported to the Secretary of State within thirty (30) calendar days following such change.

Unanimous Consent to	Page 1 of 1

Merger

Individualized Support Living, Inc.

7380.001

ARTICLE VII.
     The duration of the corporation is perpetual.
ARTICLE VIII.
     The authority to adopt, repeal, or amend the By-Laws of the corporation is hereby vested in the Board of Directors of the corporation.
ARTICLE IX.
     The corporation is formed for the following purposes:
     To own, lease, operate and manage a residential facility or facilities for the mentally or physically handicapped, mentally or emotionally: ill, or other persons requiring residential care.
     To purchase, lease, hire, or otherwise acquire real and personal property, improved or unimproved, of every kind and description including franchises, easements, permits, licenses and rights of property of every nature and to hold, sell, dispose of, convey, mortgage, pledge, manage, lease, operate, develop, contract, build, erect, maintain, construct, or reconstruct such property, and to buy, handle and sell all kinds off property, rent or lease all kinds of property, collect rents, loan money, locate and lay out town sites, city additions, or subdivisions.
     To purchase, take, receive, or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of its own share in accordance with the provisions and limitation of Section 351.390 RSMo.
     Without in any particular limiting any of the objects, purposes, or powers of the corporation, the business or purposes of the company shall be from time to time to do any one or more or all of the acts and things herein set forth and all such other acts, things, business, or business in any manner connected therewith or necessary,. incidental convenient or, auxiliary thereto, or calculated directly or indirectly, to promote the, interest of the corporation or enhance the value or render profitable any of its property rights or for the purpose of attaining or furthering any of its object and exercise any and all other power which a copartnership or a natural person can do and exercise, and which now or hereafter may be exercised by law, either by or alone or in conjunction with others, and in any part of the world, and in addition, to have and exercise all the rights, powers and privileges, now or hereafter belonging to or conferred upon corporations organized under the provisions of the laws of the State of Missouri authorizing the formation of this corporation.

Unanimous Consent to	Page 2 of 3

Merger

Individualized Support Living, Inc.

7380.001

     IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 3rd day of January, 1995.

/s/ Frank Follis

FRANK FOLLIS

STATE OF MISSOURI	)
)
COUNTY OF POLK	)
     I, Donna L. Shelenhamer, a Notary Public, do hereby certify that on the 3rd day of January, 1995, personally appeared before me Frank Follis, who being by me first duly sworn, declares that he is the person who signed the foregoing document as incorporator and the statements therein contained are true.

/s/ Donna L. Shelenhamer

Donna L. Shelenhamer Notary Public
My Commission Expires: March 2, 1998.

Unanimous Consent to	Page 3 of 3
Merger
Individualized Support Living, Inc.
7380.001